Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-248564) and Form S-8 (No.333-241709) pertaining to 2020 Omnibus Incentive Plan of Maxeon Solar Technologies, Ltd. of our reports dated April 6, 2021, with respect to the consolidated financial statements of Maxeon Solar Technologies, Ltd. and the effectiveness of internal control over financial reporting of Maxeon Solar Technologies, Ltd. included in this Annual Report (Form 20-F) of Maxeon Solar Technologies, Ltd. for the year ended January 3, 2021 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Singapore
April 6, 2021